Registration No. 333-59453
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 30 Dated October 7, 1999 (To Prospectus dated July 28, 1998)

                         $5,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $25,000,000

Price to Public:    100%        Proceeds to HFC:  99.918%

Issue Date:    October 15, 1999    Stated Maturity:  October 15, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 14, 1999

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus .57%  (+ 57 basis points)

Interest Payment Dates:  On the 15th of January, April, July and
     October of each year, commencing January 15, 2000, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
     Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
     Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:    Deutsche Bank Securities Inc.

Agent's Discount or Commission:    .082%


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